AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated as of June 25, 2017, is made by and among Sientra, Inc., a Delaware corporation (“Parent”), Desert Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”) and Miramar Labs, Inc., a Delaware corporation (the “Company”, and together with Parent and Purchaser, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of June 11, 2017 (the “Agreement”); and
WHEREAS, Section 9.1 of the Agreement authorizes the amendment of the Agreement by a written instrument signed by the Parties.
NOW, THEREFORE, in consideration of and premised upon the representations, warranties, covenants and other agreements of the parties contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, all capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
2.Amendment to Section 2 of the Agreement. Section 2 of the Agreement shall be amended and supplemented by adding the following Section 2.13 immediately following the existing Section 2.12:
“2.13 The Merger. Notwithstanding anything to the contrary in this Agreement with respect to Section 251(h) of the DGCL and its application to, and its governance of, the Merger, in the event Parent and the Company determine that Section 251(h) of the DGCL is for any reason inapplicable to or otherwise not capable of governing the Merger, then Parent, Purchaser and the Company shall take such steps as may be reasonably necessary to otherwise effect the intent and terms of this Agreement, including without limitation causing the Merger to be effected pursuant to Section 251 or Section 253 of the DGCL. In furtherance thereof, the Company hereby grants to Purchaser an irrevocable right to purchase (the “Top-Up”), at a price per share equal to the Offer Price, that number of newly issued Shares (the “Top-Up Shares”), issuable immediately following the Offer Acceptance Time, equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser and its Affiliates at the time of such purchase (taking into account the consummation of the Offer), shall constitute one Share more than 90% of the Shares outstanding immediately after the issuance of such Shares, on a fully diluted basis. If there shall have not been validly tendered and not validly withdrawn that number of Shares that, when added to the Shares owned by Purchaser and its Affiliates (after giving effect to the consummation of the Offer), would represent at least one share more than 90% of the Shares at the Offer Acceptance Time, Purchaser shall be deemed to have exercised the Top-Up and immediately following the Offer Acceptance Time shall give the Company written notice specifying the number of Shares directly or indirectly owned by Purchaser and its Affiliates at the time of such notice (giving effect to the consummation of the Offer) and the number of Top-Up Shares and the consideration due therefor, which notice shall effect the purchase of the Top-Up Shares. The Top-Up shall be exercisable only once, in whole but not in part. Notwithstanding anything to the contrary herein, each of Parent, Purchaser and the Company agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by applicable law, the Surviving Corporation shall not assert that the Top-Up, the issuance of the Top-Up Shares or the payment by Purchaser to the Company of any consideration for the Top-Up Shares should be considered by the court in connection with its determination in accordance with Section 262 of the DGCL of the fair value of the Dissenting Shares. For the avoidance of doubt, each of recitals C and E and Section 2.1 of this Agreement shall be deemed modified such that any reference to Section 251(h) therein shall be deemed to also refer to Section 251 and/or Section 253 of the DGCL, as applicable.”

3.No Other Amendments. Except to the extent expressly amended by this Amendment, all terms of the Agreement shall remain in full force and effect without amendment, change or modification.
4.Other Provisions. Section 9 of the Agreement is hereby incorporated by reference, mutatis mutandis.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties as of the date first above written.

MIRAMAR LABS, INC.

By:	/s/ R. Michael Kleine
Name:	R. Michael Kleine
Title:	Chief Executive Officer

SIENTRA, INC.

By:	/s/ Jeffrey M. Nugent
Name:	Jeffrey M. Nugent
Title:	Chairman of the Board and Chief Executive Officer

DESERT ACQUISITION CORPORATION

By:	/s/ Charles Huiner
Name:	Charles Huiner
Title:	Chief Operating Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger